UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2015

 ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon		97229
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 641-4141
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01	Other Events

Electro Scientific Industries, Inc. (the "Company") today filed its Annual Report on Form 10-K. As previously announced, the Company's filing had been delayed due to the assessment of operating segments and the associated analysis of goodwill under a segment and reporting unit basis.

As a result of the analysis, the Company identified two operating segments, Component Processing and Micromachining, and provided additional disclosures associated with these segments and its service operations. In connection with these operating segments, the Company performed an analysis of goodwill at the segment and reporting unit level. As a result of that analysis, which is not complete, the Company concluded it was more likely than not that goodwill of approximately $7.9 million was impaired as of the year ending March 28, 2015, which is reflected in the audited financial statements in the Company’s Annual Report on Form 10-K, but was not reflected in the Company's previously announced unaudited financial results. Although there were certain other reclassifications associated with this analysis, there were no other adjustments affecting operating loss, net loss, or earnings per share as compared to the previously announced unaudited financial results.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 29, 2015

Electro Scientific Industries, Inc.

By:	/s/ Paul Oldham
Name:	Paul Oldham
Title:	Vice President of Administration, Chief Financial Officer and Corporate Secretary